Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136273

INSTITUTIONAL REIT, INC.

SUPPLEMENT NO. 2 DATED APRIL 26, 2007

TO THE PROSPECTUS DATED JANUARY 10, 2007

This document supplements, and should be read in conjunction with, our prospectus dated January 10, 2007 relating to our offering of 250,000,000 shares of common stock, as supplemented by supplement no. 1 dated March 30, 2007. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the public offering;

•	our relationship to Wells Real Estate Investment Trust, Inc. (Wells REIT) and the impact on us of Wells REIT’s recently closed internalization transaction;

•	an updated risk factor related to our corporate structure;

•	an $800,000 loan from our advisor;

•	updated information with respect to legal action against related parties; and

•	our updated prior performance summary and unaudited prior performance tables as of and for the year ended December 31, 2006.

Status of Our Public Offering

On January 10, 2007, we commenced our public offering of 340,000,000 shares of common stock, which consisted of a 250,000,000-share primary offering and a 90,000,000-share offering under our dividend reinvestment plan. We have not yet accepted any subscriptions for shares. We must have subscriptions for 1,000,000 shares before selling any shares in this offering.

Our Relationship with Wells REIT and the Impact of Its Internalization Transaction on Us

Wells REIT is a separate REIT from us that was also sponsored by Wells Real Estate Funds, Inc. Wells Real Estate Funds is our sponsor and the sole stockholder of Wells Capital (our advisor) and Wells Investment Securities (our dealer manager). Prior to April 16, 2007, we and Wells REIT shared a common advisor, Wells Capital. We also shared with Wells REIT all of the same executive officers and some of the same directors.

On April 16, 2007, Wells REIT acquired entities affiliated with Wells Real Estate Funds. On February 2, 2007, Wells REIT entered into the merger in order to internalize advisory, asset-management, property management and other services previously provided to Wells REIT by Wells Real Estate Funds and its affiliates. As a result of the internalization transaction, 81 employees of Wells Real Estate Funds and its affiliates became employees of Wells REIT. These employees did not previously provide significant services to us. Following the internalization transaction, Wells Real Estate Funds and its affiliates have 351 employees. Wells Real Estate Funds and its affiliates are seeking successors to some of the personnel who became employees of Wells REIT in the internalization transaction, including Robert E. Bowers, the former chief financial officer of Wells Real Estate Funds.

In connection with the Wells REIT internalization transaction, two of our three officers resigned from their officer positions with Wells REIT and one of our board members resigned from his director position with Wells REIT. As a result, we and Wells REIT share no common officers and only one common director. Leo F. Wells, III, remains the chairman of our board of directors and of the board of directors of Wells REIT. However, Mr. Wells and Wells REIT have agreed that Mr. Wells will resign as a director of Wells REIT if Wells REIT should list its common stock on a national securities exchange unless a majority of the designated independent directors of Wells REIT determine that it is in the best interest of Wells REIT that he remain a director.

Risks Related to Our Corporate Structure

The following risk factor has been updated to include a discussion of possible payments to Wells Capital or its affiliates during our listing/liquidation stage should we seek to become self-managed by acquiring entities affiliated with Wells Capital. We are currently in our offering stage with no charter-imposed obligation to take action with respect to a listing or liquidation until 2018, and we have no current plans to seek to become self-managed. This risk factor should be read together with the risk factors disclosed in the prospectus, as supplemented.

Payment of compensation to our advisor, our dealer manager and their affiliates will reduce cash available for investment and distribution and will increase the risk that you will not be able to recover the amount of your investment in our shares.

Our advisor and our dealer manager and their affiliates will perform services for us in connection with the offer and sale of our shares, the selection and acquisition of our investments and the management of our assets. We will pay them substantial fees for these services, which will result in immediate dilution to the value of your investment and will reduce the amount of cash available for investment in properties or distribution to stockholders. Additionally, we will pay deferred selling commissions in connection with the sale of shares in this offering, which will also reduce the amount of cash available for distributions to stockholders. Largely as a result of these fees, we expect that for each share sold in this offering, approximately $9.66 to $9.73 will be available for the purchase of real estate, depending primarily upon the number of shares we sell.

We may also pay significant fees during our listing/liquidation stage. Although most of the fees payable during our listing/liquidation stage are contingent on our investors first enjoying agreed-upon investment returns, affiliates of Wells Capital could also receive significant payments even without our reaching the investment return thresholds should we seek to become self-managed. Due to the public market’s preference for self-managed companies, a decision to list our shares on a national securities exchange might well be preceded by a decision to become self-managed. And given our advisor’s familiarity with our assets and operations, we might prefer to become self-managed by acquiring entities affiliated with our advisor. Such an internalization transaction could result in significant payments to affiliates of our advisor irrespective of whether you enjoyed the returns on which we have conditioned other back-end incentive compensation.

These fees and other potential payments increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares in this offering. Substantial consideration paid to our advisor and its affiliates also increases the risk that you will not be able to resell your shares at a profit, even if our shares are listed on a national securities exchange. For more information, refer to the “Compensation Table” section of the prospectus.

$800,000 Loan from Our Advisor

On March 28, 2007, we borrowed $800,000 from our advisor. Pursuant to a promissory note, we agreed to repay the outstanding principal and interest by March 28, 2008. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6.35% per annum. We may prepay the unpaid principal balance under the promissory note, in whole or in part, together with all interest then accrued under the note, at any time, without premium or penalty. The promissory note is unsecured.

Update Regarding Legal Action Against Related Parties

On March 12, 2007, a stockholder of Wells REIT filed a purported class action and derivative complaint, Washtenaw County Employees’ Retirement System v. Wells Real Estate Investment Trust, Inc., et al in the United States District Court for the District of Maryland against, among others, Wells REIT, our advisor, certain affiliates of Wells Real Estate Funds and certain of our officers and directors who formerly served as officers and directors of Wells REIT prior to the closing of the internalization transaction on April 16, 2007. The complaint alleges violations of the federal proxy rules and breaches of fiduciary duty arising from the Wells REIT internalization transaction and the related proxy statement filed with the SEC on February 26, 2007, as amended. The complaint seeks, among other things, unspecified monetary damages. On April 9, 2007, the District Court denied the plaintiff’s motion for an order enjoining the internalization transaction. Our advisor and officers and directors who are named in the complaint intend to vigorously defend this action. Any financial loss incurred by Wells Capital or its affiliates could hinder their ability to successfully manage our operations and our portfolio of investments.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of real estate programs managed by our advisor and its affiliates. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior Wells real estate programs. The Prior Performance Tables included in this prospectus supplement, beginning on page F-1, set forth information regarding certain Wells public real estate programs.

Prior Public Programs

Our advisor has served as a general partner of a total of 15 completed publicly offered real estate limited partnerships, five of which completed their public offerings in the last 10 years. These five limited partnerships and the year in which each of their offerings was completed are:

1. Wells Real Estate Fund X, L.P. (1997)

2. Wells Real Estate Fund XI, L.P. (1998)

3. Wells Real Estate Fund XII, L.P. (2001)

4. Wells Real Estate Fund XIII, L.P. (2003)

5. Wells Real Estate Fund XIV, L.P. (2005)

Our advisor and its affiliates have also sponsored three real estate investment trusts prior to this offering. Wells Real Estate Investment Trust, Inc., which we refer to as Wells REIT, has completed four public offerings of shares of its common stock and is currently offering shares under a dividend reinvestment plan pursuant to a registration statement filed on Form S-3, which became effective on April 5, 2004. Wells Real Estate Investment Trust II, Inc., which we refer to as Wells REIT II, has completed one public offering of shares of its common stock and commenced a second public offering of its shares on November 10, 2005. Wells Timberland REIT, Inc., (formerly known as Wells Timber Real Estate Investment Trust, Inc.), which we refer to as Wells Timberland and was declared effective by the SEC on August 11, 2006, had not sold any shares or engaged in active operations as of December 31, 2006. As such, data for Wells Timberland is not included in the information presented on prior public programs sponsored by our advisor.

Our advisor and its affiliates have previously sponsored the above-described limited partnerships and REITs on an unspecified property or blind-pool basis. As of December 31, 2006, the total amount of funds raised from investors in these above-described completed or ongoing public offerings was approximately $8.4 billion, and the total number of investors in such programs was approximately 242,000. The investment objectives of each of these Wells programs are substantially identical to our investment objectives of (1) providing current income through the payment of cash distributions, (2) preserving and returning your capital contributions and (3) realizing capital appreciation upon the ultimate sale of our assets. We cannot assure you that any of the Wells public programs will ultimately be successful in meeting their investment objectives. For more information regarding the operating results of Wells-sponsored public programs, see Table III beginning on page F-6 of this prospectus supplement.

As of December 31, 2006, the five limited partnerships and the two active REITs described above had acquired 175 properties. The table below gives further information about these properties by region.

	Properties Purchased
Location	Number	As a Percentage Of Aggregate Purchase Price
Southeast	27	9.4%
Mideast	28	18.2
Northeast	26	21.1
Mountain	16	3.9
Southwest	23	10.1
West North Central	6	3.5
East North Central	29	22.6
Pacific	20	11.2

Total	175	100.0%

As of December 31, 2006, the aggregate dollar amount of the acquisition and development costs of the 175 properties purchased by these seven Wells-sponsored public programs was approximately $8.4 billion. Of the aggregate amount, 100% was spent on commercial property, with 99.5% spent on acquiring or developing office or industrial buildings and 0.5% spent on acquiring or developing hotels. Of the aggregate amount, 97.3% was spent on acquired properties and 2.7% on properties under construction or constructed by the programs. Of the aggregate amount, 49.5% were single-tenant office or industrial buildings and 50.5% were multi-tenant office or industrial buildings.

Following is a table showing a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by these seven Wells public programs as of December 31, 2006:

Type of Property	Existing	Construction
Office Buildings	94.6%	2.7%
Industrial Buildings	2.2	0.0
Hotels	0.5	0.0

From the inception of the first Wells public program through December 31, 2006, the Wells public programs had sold 41 properties and one outparcel of land.

All of the properties purchased in which a Wells public partnership owned any interest were purchased without borrowing any additional funds. However, Wells REIT and Wells REIT II have incurred indebtedness in connection with acquiring properties by assuming existing mortgage debt or borrowing on a new secured or unsecured basis. Table VI contained in Part II of the registration statement, of which this prospectus is a part, gives additional information relating to certain properties acquired within the last three years ended December 31, 2006 by certain Wells public programs, including applicable mortgage financing on properties purchased.

In addition to the real estate programs sponsored by our advisor discussed above, our advisor is also sponsoring two index mutual funds that invest in various stocks. The Wells S&P REIT Index Fund is a mutual fund that seeks to provide investment results corresponding to the performance of the S&P REIT Index by investing in the REIT stocks included in the S&P REIT Index. The Wells S&P REIT Index Fund began its offering on January 12, 1998, and as of December 31, 2006, the fund had raised approximately $631.3 million in offering proceeds from approximately 20,000 investors. The Wells Dow Jones Wilshire Global RESI Index Fund is a mutual fund that seeks to provide investment results corresponding to the performance of the Dow Jones Wilshire Global Real Estate Securities Index by investing in stocks included in the Dow Jones Wilshire Global Real Estate Securities Index. The Wells Dow Jones Wilshire Global RESI Index Fund began its offering on December 29, 2006, and as of December 31, 2006, had raised approximately $2.0 million in offering proceeds from approximately five investors.

Prior Private Programs

In addition to the public real estate programs sponsored by our advisor and its affiliates described above, Wells has sponsored a total of 13 private real estate programs.

Wells Management Company, an affiliate of our advisor, sponsors private placements for a series of limited liability companies pursuant to a Section 1031 exchange program. As of December 31, 2006, there have been 12 such offerings, which raised a total of $163.0 million from 232 investors. The investment objectives of each of these Wells-sponsored Section 1031 exchange programs are substantially identical to our investment objectives, although none of these Section 1031 exchange programs have focused on serving an institutional level investor class and no portion of our investments will be operated through a Section 1031 exchange program. We cannot assure you that any of the Wells private programs will ultimately be successful in meeting their investment objectives.

Wells Management is also sponsoring a private placement of limited liability company interests in Wells Mid-Horizon Value-Added Fund I, LLC (“Wells Mid-Horizon Fund”). The private offering commenced on September 15, 2005. Wells Mid-Horizon Fund was formed to invest primarily in commercial office and industrial real estate properties that provide opportunities to enhance their value through development, operations, re-leasing, property improvements or other means. As of December 31, 2006, Wells Mid-Horizon Fund had received approximately $23.5 million in proceeds from 298 investors, which is included in the statistics about prior private programs above. As of December 31, 2006, Wells Mid-Horizon Fund had acquired one property.

As of December 31, 2006, these 13 Wells-sponsored private programs had acquired an aggregate of 13 properties. The table below gives further information about these properties.

	Properties Purchased
Location	Number	As a Percentage Of Aggregate Purchase Price
Southeast	3	21.2%
Mideast	0	0.0
Northeast	0	0.0
Mountain	1	9.6
Southwest	2	16.9
West North Central	1	9.5
East North Central	5	34.2
Pacific	1	8.6

Total	13	100.0%

As of December 31, 2006, the aggregate dollar amount of the acquisition and development costs of the 13 properties purchased by these Wells-sponsored private programs was $48.0 million. Of the aggregate amount, 100% was spent on commercial property, all of which was spent on acquiring or developing office or industrial buildings. Of the aggregate amount, approximately 73.7% were single-tenant office or industrial buildings and 26.3% were multi-tenant office or industrial buildings. From the inception of the first Wells private program through December 31, 2006, none of the Wells private programs has sold any properties.

Adverse Business Developments or Conditions

Wells-sponsored programs have occasionally been adversely affected by the cyclical nature of the real estate market. Some Wells programs invested funds in properties at the high end of a real estate cycle, resulting in sales of such properties for less than their purchase price. In the past, Wells programs have only sold properties for less than their purchase price in order to produce a better return for the overall portfolio. However, sales of properties at less than the purchase price could adversely affect the value of an investment in a Wells program. In addition, some Wells public programs have owned properties that have experienced long periods of time when no tenants were paying rent. This reduction in revenues resulted in less cash from operations available for distribution to investors. Although such events affected individual properties, we are not aware of any adverse business developments having a materially adverse impact on any Wells-sponsored program in the past ten years. For more information regarding the operating results of Wells-sponsored public programs, see Table III beginning on page F-6 of this prospectus supplement.

Summary of Recent Acquisitions by Wells Prior Programs

During 2004, 2005 and 2006, Wells-sponsored programs acquired 73 properties, for which the property type, location and method of financing are summarized below. For additional information relating to these acquisitions, see Table VI contained in Part II of the registration statement of which this prospectus is a part.

Property Type	No. of Properties
Office	66
Distribution	0
Warehouse	4
Hotel	1
Mixed use	2

Total	73

Method of Financing	No. of Properties
All cash	50
All debt	0
Combination of cash and debt	23

Total	73

Location	No. of Properties
Southeast	10
Mideast	10
Northeast	13
Mountain	3
Southwest	8
West North Central	4
East North Central	18
Pacific	7

Total	73

Additional Information

Potential investors are encouraged to examine the Prior Performance Tables in this prospectus beginning on page 8 of this prospectus supplement for more detailed information regarding the prior experience of our advisor and its affiliates. In addition, upon request, prospective investors may obtain from our advisor without charge copies of offering materials and any reports prepared in connection with any of the Wells public programs, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to any such Form 10-K. Any such request should be directed to our advisor. Additionally, Table VI contained in Part II of our registration statement, of which this prospectus is a part, gives certain additional information relating to properties acquired by certain Wells public programs. We will furnish, without charge, copies of such table upon request.

PRIOR PERFORMANCE TABLES

The following Prior Performance Tables (“Tables”) provide information relating to real estate investment programs sponsored by our advisor, and its affiliates (“Wells Public Programs”), which have investment objectives similar to Institutional REIT, Inc., including the provision of current income to the stockholders through the payment of cash distributions, the preservation and return of capital contributions to such stockholders and the realization of growth in the value of the properties acquired upon the ultimate sale of such properties. See “Investment Objectives.” Except for Wells Real Estate Investment Trust, Inc. (“Wells REIT”) and Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), all of the Wells Public Programs have used capital, and no acquisition indebtedness, to acquire their properties.

The Wells Public Programs that we determined have investment objectives similar to ours were those programs that stated the following investment objectives: (i) the provision of current income to the stockholders through the payment of cash distributions, (ii) the preservation and return of capital contributions to such stockholders and (iii) the realization of growth in the value of the properties acquired upon the ultimate sale of such properties. We consider programs with these stated objectives to have investment objectives similar to ours, although we may make investments in different types of properties from those which the Wells Public Programs acquired.

Prospective investors should read these Tables carefully, together with the summary information concerning the Wells Public Programs as set forth in the “Prior Performance Summary” section of this prospectus.

Investors in Institutional REIT will not own any interest in the other Wells Public Programs and should not assume that they will experience returns, if any, comparable to those experienced by investors in other Wells Public Programs.

Our advisor is responsible for the acquisition, operation, maintenance and resale of the real estate properties owned by Institutional REIT as well as other Wells Public Programs. The financial results of other Wells Public Programs thus may provide some indication of our advisor’s performance of its obligations during the periods covered.

The following tables are included herein:

Table I—Experience in Raising and Investing Funds

Table II—Compensation to Sponsor

Table III—Annual Operating Results of Wells Public Programs

Table IV—Results of Completed Programs has been omitted because none of the Wells Public Programs have been liquidated

Table V—Sales or Disposals of Properties

Additional information relating to the acquisition of properties by the Wells Public Programs is contained in Table VI, which is included in Part II of the registration statement that Institutional REIT has filed with the SEC. Copies of any or all information will be provided to prospective investors at no charge upon request.

“Acquisition Fees,” as used in the Tables, shall mean fees and commissions paid by a Wells Public Program in connection with its purchase or development of a property, except development fees paid to a person not affiliated with the Wells Public Program or with a general partner or advisor of the Wells Public Program in connection with the actual development of a project after acquisition of the land by the Wells Public Program.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

This Table provides a summary of the experience of the sponsors of Wells Public Programs for which offerings have been completed since December 31, 2003 which have investment objectives similar to Institutional REIT. The investment objectives of each of these Wells Public Programs have included some or all of the following: (1) the provision of current income to the stockholders through the payment of cash distributions, (2) the preservation and return of capital contributions to such stockholders and (3) the realization of growth in the value of the properties acquired upon the ultimate sale of such properties. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of December 31, 2006.

	Wells Real Estate Fund XIV, L.P.		Wells Real Estate Investment Trust, Inc.		Wells Real Estate Investment Trust II, Inc.
Dollar Amount Offered	$45,000,000	(4)	$5,991,150,000	(5)	$12,600,000,000	(6)
Dollar Amount Raised	$34,741,238	(4)	$5,227,264,630	(5)	$2,856,027,868	(6)

Percentage Amount Raised	100.0%	(4)	100.0%	(6)	100.0%	(6)
Less Offering Expenses
Selling Commissions and Discounts (1)	9.5%		9.5%		9.5%
Organizational Expenses	3.0%		1.1%		1.5%
Reserves (2)	0.0%		0.0%		0.0%

Percent Available for Investment	87.5%		89.4%		89.0%
Acquisition and Development Costs
Prepaid Items and Fees related to Purchase of Property	0.0%		0.0%		0.0%
Cash Down Payment	84.0%		83.1%		86.4%
Acquisition Fees (3)	3.5%		3.5%		2.0%
Development and Construction Costs	0.0%		2.8%		0.6%
Reserve for Payment of Indebtedness	0.0%		0.0%		0.0%
Total Acquisition and Development Cost	87.5%		89.4%		89.0%
Percent Leveraged	0.0%		27.0%		24.1%
Date Offering Began	05/14/03		—	(5)	—	(6)
Length of Offering	24 mo.		—	(5)	—	(6)
Months to Invest 90% of Amount Available for Investment (Measured from Beginning of Offering)	10 mo.		—	(5)	—	(6)
Number of Investors as of 12/31/06	647		109,000		91,000

(1)	Includes selling commissions, discounts and dealer-manager fees, including those reallowed to participating broker/dealers.

(2)	Does not include general partner contributions held as part of reserves.
(3)	Includes acquisition fees, real estate commissions, general contractor fees and/or architectural fees paid to advisor or affiliates of the general partners.
(4)	The total dollar amount registered and available to be offered was $45.0 million. Wells Real Estate Fund XIV, L.P. closed its offering on April 30, 2005, and the total dollar amount raised was $34,741,238.
(5)	These amounts include Wells Real Estate Investment Trust, Inc.’s first, second, third and fourth offerings and dividend reinvestment plan offered under a registration statement filed on Form S-3, which became effective on April 5, 2004. Wells Real Estate Investment Trust, Inc. began its first offering on January 30, 1998 and closed its first offering on December 19, 1999. The total dollar amount registered and available to be offered in the fourth offering was $165.0 million. The total dollar amount raised in the first offering was $132,181,919. It took Wells Real Estate Investment Trust, Inc. 21 months to invest 90% of the amount available for investment in its first offering. Wells Real Estate Investment Trust, Inc. began its second offering on December 20, 1999 and closed its second offering on December 19, 2000. The total dollar amount registered and available to be offered in the second offering was $221.15 million. The total dollar amount raised in the second offering was $175,229,193. It took Wells Real Estate Investment Trust, Inc. 10 months to invest 90% of the amount available for investment in its second offering. Wells Real Estate Investment Trust, Inc. began its third offering on December 20, 2000 and closed its third offering on July 26, 2002. The total dollar amount registered and available to be offered in the third offering was $1.35 billion. It took Wells Real Estate Investment Trust, Inc. 21 months to invest 90% of the amount available for investment in its third offering. The total dollar amount raised in its third offering was $1,282,976,862. Wells Real Estate Investment Trust, Inc. began its fourth offering on July 26, 2002 and closed its fourth offering on July 7, 2004. The total dollar amount registered and available to be offered in the fourth offering was $3.3 billion. The total dollar amount raised in the fourth offering was $3,225,125,063. It took Wells Real Estate Investment Trust, Inc. 18 months to invest 90% of the amount available for investment in its fourth offering. The total dollar amount registered and available to be offered in the dividend reinvestment plan was $955.0 million. The total dollar amount raised through the dividend reinvestment plan was $411,751,593.
(6)	These amounts include Wells Real Estate Investment Trust II, Inc.’s first and second offerings. Wells Real Estate Investment Trust II, Inc. began its first offering on December 1, 2003 and closed its first offering on November 26, 2005. The total dollar amount registered and available to be offered in the first offering was $7.85 billion. The total dollar amount raised in the first offering was $1,971,312,150. It took Wells Real Estate Investment Trust II, Inc. 8 months to invest 90% of the amount available for investment in its first offering. Wells Real Estate Investment Trust II, Inc. began its second offering on November 10, 2005 and was currently offering shares under this second offering as of December 31, 2006. The total dollar amount registered and available to be offered in the second offering was $4.75 billion. The total dollar amount raised in the second offering was $884,715,718.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

The following sets forth the compensation received by our advisor and its affiliates, including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations of Wells Public Programs having similar or identical investment objectives the offerings of which have been completed since December 31, 2003. All figures are as of December 31, 2006.

	Wells Real Estate Fund XIV, L.P.	Wells Real Estate Investment Trust, Inc.(1)	Wells Real Estate Investment Trust II, Inc.
Date Offering Commenced	05/14/03	12/20/00	12/01/03
Dollar Amount Raised	$34,741,238	$5,227,264,630	$2,856,027,868
Amount paid to Sponsor from Proceeds of Offering:
Selling Commissions(2)	$459,000	$52,272,646	$28,560,279
Acquisition Fees	—	—	—
Real Estate Commissions	—	—	—
Acquisition and Advisory Fees(3)	$1,215,943	$178,983,613	$57,120,557
Dollar Amount of Cash Generated from Operations Before Deducting Payments to Sponsor	$4,806,000	$1,441,074,069	$234,460,967
Amount Paid to Sponsor from Operations:
Property Management Fee and Leasing Commissions	$236,000	$49,074,253	$991,327
Asset Management Fee	—	$40,008,690	$33,401,213
Reimbursements	$188,000	$31,354,310	$9,208,397
General Partner Distributions	—	—	—
Other	—	—	—
Dollar Amount of Property Sales Payments to Sponsors:
Cash	—	—	—
Notes	—	—	—
Amount Paid to Sponsor from Property Sales and Refinancing:
Real Estate Commissions	—	—	—
Incentive Fees	—	—	—
Other	—	—	—

(1)

These amounts include Wells Real Estate Investment Trust, Inc.’s first, second, third and fourth offerings and dividend reinvestment plan offered under a registration statement filed on Form S-3, which became effective on April 5, 2004. Wells Real Estate Investment Trust, Inc. began its first offering on January 30, 1998 and closed its first offering on December 19, 1999. The total dollar amount raised in the first offering was $132,181,919. Wells Real Estate Investment Trust, Inc. began its second offering on December 20, 1999 and closed its second offering on December 19, 2000. The total dollar amount raised in the second offering was $175,229,193. Wells Real Estate Investment Trust, Inc. began its third offering on

December 20, 2000 and closed its third offering on July 26, 2002. The total dollar amount raised in its third offering was $1,282,976,862. Wells Real Estate Investment Trust, Inc. began its fourth offering on July 26, 2002 and closed its fourth offering on July 7, 2004. The total dollar amount raised in the fourth offering was $3,225,125,063. The total dollar amount raised through the dividend reinvestment plan was $411,751,593.

(2)	Includes net selling commissions paid to Wells Investment Securities, Inc. in connection with the offering that were not reallowed to participating broker/dealers.
(3)	Fees paid to the general partners or their affiliates for acquisition and advisory services in connection with the review and evaluation of potential real property acquisitions.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

The following five tables set forth operating results of Wells Public Programs, offerings of which have been completed since December 31, 2003. The information relates only to public programs with investment objectives similar to ours. All figures are as of December 31 of the year indicated.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

WELLS REAL ESTATE FUND XIV, L.P.

	2006	2005	2004	2003
Gross Revenues(1)	$2,214,420	$1,508,479	$480,724	$31,420
Profit on Sale of Properties(1)	—	—	—	—
Less: Operating Expenses(2)	694,487	415,511	191,525	84,349
Depreciation & Amortization(3)	1,103,842	585,177	—	—

Net Income GAAP Basis(4)	$416,091	$507,791	$289,199	$(52,929)

Taxable Income: Operations	$1,489,730	$1,263,502	$673,416	$41,334

Cash Generated (Used By):
Operations	2,202,765	1,695,836	714,196	(67,404)
Net Sale Proceeds from Joint Ventures	—	—	—	—

	2,202,765	1,695,830	714,196	(67,404)
Less Cash Distributions to Investors:
Operating Cash Flow	2,088,112	1,402,622	686,351	—
Return of Capital	—	—	—	—
Undistributed Cash Flow from Prior Year Operations	—	—	—	—

Cash Surplus (Deficiency) after Cash Distributions of Special Items (not including sales and financing):	114,653	293,214	27,845	(67,404)
Source of Funds:
General Partner Contributions	—	—	—	—
Increase in Limited Partner Contributions	—	4,236,155	14,938,545	15,162,434

	114,653	4,529,369	14,966,390	15,095,030
Use of Funds:
Sales Commissions and Offering Expenses	—	621,400	1,610,813	1,659,167
Return of Original Limited Partner’s Investment	—	—	—	—
Property Acquisition and Deferred Project Costs	4,215,771	11,804,575	4,634,071	9,641,316

Cash Surplus (Deficiency) after Cash Distributions and	$(4,101,118)	$(7,896,606)	$8,721,506	$3,794,447
Special Items
Net Income and Distributions Data per $1,000 Invested:
Net Income on GAAP Basis
Ordinary Income (Loss):
— Cash Preferred Units	$85	$70	$63	$12
— Tax Preferred Units	(208)	(141)	(105)	(22)
— Recapture	—	—	—	—
Capital Gain (Loss):	—	—	—	—
Tax and Distribution Data per $1,000 Invested:
Federal Income Tax Results:
Ordinary Income (loss):
— Cash Preferred Units	82	68	60	15
— Tax Preferred Units	(74)	(52)	(41)	(7)
— Recapture	—	—	—	—
Capital Gain (Loss):
— Cash Preferred Units	—	—	—	—
— Tax Preferred Units	—	—	—	—
Deferred Gain:
— Capital	—	—	—	—
— Ordinary	—	—	—	—
Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income to Cash Preferred Units	82	64	56	15
— Return of Capital to Cash Preferred Units	—	—	—	—
— Return of Capital to Tax Preferred Units	—	—	—	—
Source (on Cash Basis):
— Sales to Cash Preferred Units	—	—	—	—
— Sales to Tax Preferred Units	—	—	—	—
— Refinancing	—	—	—	—
— Operations to Cash Preferred Units	82	64	56	15
— Other	—	—	—	—
Source (on a Priority Distribution Basis) (5):
— Investment Income to Cash Preferred Units	82	64	56	15
— Return of Capital to Cash Preferred Units	—	—	—	—
— Investment Income to Preferred Units	—	—	—	—
— Return of Capital to Tax Preferred Units	—	—	—	—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table	100%	—	—	—

(1)	Includes $18,205 of equity in earnings of joint ventures in 2003; includes $427,890 of equity in earnings of joint ventures in 2004: includes $510,288 in equity in earnings of joint ventures in 2005; and $560,990 in equity of earnings of joint ventures in 2006. As of December 31, 2006, the occupancy percentage of all properties owned by Wells Real Estate Fund XIV, L.P. was 100%.
(2)	Includes partnership administrative expenses.
(3)	Included in equity in earnings of joint ventures in gross revenues is depreciation of $85,391 for 2003; $708,782 for 2004; $684,660 for 2005; and $692,970 for 2006.
(4)	In accordance with the partnership agreement, net income or loss, depreciation and amortization are allocated $57,392 to Cash Preferred Limited Partners, $ (109,860) to Tax Preferred Limited Partners, and $ (461) to the General Partners for 2003; $992,650 to Cash Preferred Limited Partners, $ (703,451) to Tax Preferred Limited Partners and $0 to the General Partners for 2004; $1,761,888 to Cash Preferred Limited Partners, $(1,254,097) to Tax Preferred Limited Partners and $0 to the General Partners in 2005 and $2,212,221 to Cash Preferred Limited Partners, $(1,796,130) to Tax Preferred Limited Partners and $0 to the General Partners in 2006.
(5)	Pursuant to the terms of the partnership agreement, an amount equal to the cash distributions paid to Cash Preferred Limited Partners is payable as priority distributions out of net proceeds from the sale of partnership properties to Tax Preferred Limited Partners. Such distributions are characterized as return of capital distributions to Tax Preferred Limited Partners. As of December 31, 2006, the aggregate amount of such priority distributions payable to Tax Preferred Limited Partners was $0.00 per unit.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

WELLS REAL ESTATE INVESTMENT TRUST, INC.

	2006		2005	2004	2003	2002
	(In thousands, except per share amounts)
Gross Revenues(1)	$584,044		$593,963	$564,625	$327,965	$100,515
Operating Income from Discontinued Operations	4,626		12,358	34,517	26,597	17,205
Profit on Sale of Properties	27,922		177,678	11,489	—	—
Less: Operating Expenses	318,246		300,541	257,703	135,676	30,207
Depreciation and Amortization(2)	165,022		154,323	143,206	98,201	27,659

Net Income GAAP Basis	$133,324		$329,135	$209,722	$120,685	$59,854

Taxable Income: Operations	$201,001		$365,290	$230,670	$153,511	$80,521

Cash Generated (Used By):
Operations	278,948		271,494	329,818	237,238	111,960
Sales	111,778		756,768	40,506	2,409	—
Financing	207,498		146,130	193,679	(26,046)	150,071

	598,224		1,174,392	564,003	213,601	262,031

Less Cash Distributions to Investors:
Operating Cash Flow	269,575		286,643	326,372	219,121	104,996
Return of Capital	—		748,526	—	—	—

Cash Surplus (Deficiency) after Cash Distributions	328,649		139,223	237,631	(5,520)	157,035
Special Items (not including sales and financing):
Issuance of common stock	150,379		159,459	194,942	2,531,345	1,340,293
Redemptions of common stock	(178,907)		(215,015)	(96,806)	(43,690)	(15,362)
Deferred financing costs paid and other	(1,038)		(984)	(10,473)	(8,346)	(1,674)
Proceeds from master leases	963		—	—	—	—
Repurchase of shares upon settlement	—		—	(12,842)	—	—

	300,046		82,683	312,452	2,473,789	1,480,292

Use of Funds:
Sales Commissions and Offering Expenses	3,747		8,301	32,877	254,926	140,488
Return of Investors’ Investment	—		—	—	—	—
Property Acquisitions and Deferred Project Costs	300,346		64,550	292,778	2,186,787	1,361,016
Contributions to joint ventures	795		528	395	24,059	8,910

Cash Surplus (Deficiency) after Cash Distributions and Special Items	$(4,842)		$9,304	$(13,598)	$8,017	$(30,122)
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss):
— Operations	$29		$15	$—	$—	$—
— Recapture	1		3	—	—	—
Return of capital	11		50	—	—	—
Capital Gain (Loss)	3		10	—	—	—
Deferred Gain:
— Capital	—		—	—	—	—
— Ordinary	—		—	—	—	—
Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income	58		61	70	70	76
— Return of capital	—		162	—	—	—
Source (on Cash Basis):
— Sales	15		34	2	—	—
— Refinancing	—		—	—	—	—
— Operations	38		61	49	49	53
— Return of capital	5		128	19	21	23
— Other	—		—	—	—	—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table	83.8	%(3)	—	—	—	—

(1)	Includes $4,700 in equity in earnings of joint ventures in 2002; $4,751 in equity in earnings of joint ventures in 2003; $6,634 in equity in earnings of joint ventures in 2004; $14,765 in equity in earnings of joint ventures in 2005; and $2,197 in equity in earnings of joint ventures in 2006.

(2)	Included in equity in earnings of joint ventures in gross revenues is depreciation and amortization of $2,818 for 2002; $3,730 for 2003; $4,160 for 2004; $2,777 for 2005; and $2,558 for 2006.
(3)	Wells Real Estate Investment Trust II, Inc. disposed of 27 properties during 2005 and used the net sales proceeds to make a special distribution to shareholders. The special distribution was in the amount of $1.62 per share. This special distribution reduced the amount of program proceeds invested in properties to 83.8%.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

	2006	2005	2004	2003
	(In thousands, except per share amounts)
Gross Revenues(1)	$335,421	$173,565	$53,622	$—
Profit on Sale of Properties	—	—	—	—
Less: Operating Expenses	192,175	93,329	38,700	—
Depreciation and Amortization(2)	131,978	67,715	19,484	—

Net Income GAAP Basis	$11,268	$12,521	$(4,562)	$—

Taxable Income: Operations	$76,187	$43,376	$3,879	$—

Cash Generated (Used By):
Operations	151,084	76,351	22,722	(44)
Sales	—	—	—	—
Financing	(60,911)	231,687	235,987	—

	90,173	308,038	258,709	(44)
Less Cash Distributions to Investors:
Operating Cash Flow	140,260	80,586	16,613	—
Return of Capital	—	—	—	—

Cash Surplus (Deficiency) after Cash Distributions	(50,087)	227,452	242,096	(44)
Special Items (not including sales and financing):
Issuance of common stock	859,961	1,194,594	790,270	—
Redemptions of common stock	(32,421)	(15,320)	(690)	—
Deferred financing costs paid and other	(1,626)	(3,650)	(6,382)	(44)

	775,827	1,403,076	1,025,294	—
Use of Funds:
Sales Commissions and Offering Expenses	82,601	126,971	84,917	—
Return of Investors’ Investment	—	—	—	—
Property Acquisitions and Deferred Project Costs	682,478	1,262,128	919,658	—
Contributions to joint ventures	—	—	—	—

Cash Surplus (Deficiency) after Cash Distributions and Special Items	$10,748	$13,977	$20,719	$(44)
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss):
— Operations	$17	$17	$3	$—
— Recapture	—	—	—	—
Return of capital	15	14	6	—
Capital Gain (Loss)	—	—	—	—
Deferred Gain:
— Capital	—	—	—	—
— Ordinary	—	—	—	—
Cash Distributions to Investors:
Source (on GAAP Basis):
— Investment Income	60	60	49	—
— Return of capital	—	—	—	—
Source (on Cash Basis):
— Sales	—	—	—	—
— Refinancing	—	—	—	—
— Operations	32	33	12	—
— Return of capital	28	27	37	—
— Other	—	—	—	—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table	100%	—	—	—

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

The following Table sets forth sales or other disposals of properties by Wells Public Programs within the most recent three years. The information relates to only public programs with investment objectives similar to ours. All figures are as of December 31, 2006.

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total		Original Mortgage Financing	Total Acquisition Cost, Capital Improvement, Closing and Soft Costs(1)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Stockbridge Village II, Stockbridge, GA	11/12/93	04/29/04	$2,705,451	—	—	—	$2,705,451	(1)	—	$3,075,946	$3,075,946	$—
Stockbridge Village III, Stockbridge, GA	04/01/94	04/29/04	2,909,853	—	—	—	2,909,853	(2)	—	3,034,378	3,034,378	—
Stockbridge Village I Expansion, Stockbridge, GA	06/07/95	04/29/04	4,108,277	—	—	—	4,108,277	(3)	—	3,222,355	3,222,355	—
Hannover Center, Clayton County, GA	04/01/96	04/29/04	1,703,431	—	—	—	1,703,431	(4)	—	1,682,069	1,682,069	—
Stockbridge Village Shopping Center, Stockbridge, GA	04/04/91	04/29/04	12,024,223	—	—	—	12,024,223	(5)	—	10,639,795	10,639,795	—
5104 Eisenhower Boulevard Building, Tampa, FL	12/31/98	06/03/04	30,514,310	—	—	—	30,514,310	(6)	—	24,162,456	24,162,456	—
Peachtree Place II, Norcross, GA	01/01/85	06/18/04	857,826	—	—	—	857,826	(7)	—	1,295,536	1,295,536	—
Brookwood Grill, Roswell, GA	01/31/90	07/01/04	2,318,115	—	—	—	2,318,115	(8)	—	2,114,124	2,114,124	—
880 Holcomb Bridge, Roswell, GA	01/31/90	07/01/04	6,889,379	—	—	—	6,889,379	(9)	—	7,171,261	7,171,261	—
Johnson Matthey Building, Wayne, PA	08/17/99	10/05/04	9,675,000	—	—	—	9,675,000	(10)	—	8,392,077	8,392,077	—
15253 Bake Parkway, Irvine, CA	01/10/97	12/02/04	11,892,035	—	—	—	11,892,035	(11)	—	10,579,865	10,579,865	—
Marathon Building, Appleton, WI	09/16/94	12/29/04	9,927,330	—	—	—	9,927,330	(12)	—	9,333,483	9,333,483	—
Alstom Power—Knoxville Building, Knoxville, TN	12/10/96	03/15/05	11,646,089	—	—	—	11,646,089	(13)	—	8,133,347	8,133,347	—
AT&T Oklahoma Building, Oklahoma City, OK	12 28/00	04/13/05	21,307,577	—	—	—	21,307,577	(14)	—	15,973,132	15,973,132	—
AT&T Pennsylvania, Harrisburg, PA	02/04/99	04/13/05	8,524,584	—	—	—	8,524,584	(15)	—	13,173,835	13,173,835	—
Allstate Indianapolis, Indianapolis, IN	09/27/02	04/13/05	15,790,699	—	—	—	15,790,699	(16)	—	11,398,100	11,398,100	—
Alstom Power Richmond, Midlothian, VA	07/22/99	04/13/05	15,646,879	—	—	—	15,646,879	(17)	—	10,911,372	10,911,372	—
AmeriCredit Building, Orange Park, FL	07/16/01	04/13/05	14,301,802	—	—	—	14,301,802	(18)	—	13,063,258	13,063,258	—
ASML, Tempe, AZ	03/29/00	04/13/05	20,883,739	—	—	—	20,883,739	(19)	—	18,124,318	18,124,318	—
Bank Of America, Brea, CA	12/18/03	04/13/05	114,069,409	—	—	—	114,069,409	(20)	—	92,928,622	92,928,622	—
Capital One Richmond I, Glen Allen, VA	11/26/02	04/13/05	10,033,685	—	—	—	10,033,685	(21)	—	8,989,934	8,989,934	—
Capital One Richmond II, Glen Allen, VA	11/26/02	04/13/05	11,314,581	—	—	—	11,314,581	(22)	—	10,464,969	10,464,969	—
Capital One Richmond III, Glen Allen, VA	11/26/02	04/13/05	11,315,903	—	—	—	11,315,903	(23)	—	10,374,378	10,374,378	—

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total		Original Mortgage Financing	Total Acquisition Cost, Capital Improvement, Closing and Soft Costs(1)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Daimler Chrysler Dallas, Westlake, TX	09/30/02	04/13/05	$31,962,415	—	—	—	$31,962,415	(24)	—	$26,206,605	$26,206,605	$—
Dana Detroit, Farmington Hills, MI	03/29/02	04/13/05	30,211,213	—	—	—	30,211,213	(25)	—	24,883,938	24,883,938	—
Dana Kalamazoo, Kalamazoo, MI	03/29/02	04/13/05	20,997,036	—	—	—	20,997,036	(26)	—	19,255,544	19,255,544	—
Dial, Scottsdale, AZ	03/29/00	04/13/05	21,683,256	—	—	—	21,683,256	(27)	—	14,886,573	14,886,573	—
EDS Des Moines, Des Moines, IA	09/27/02	04/13/05	33,735,843	—	—	—	33,735,843	(28)	—	27,659,014	27,659,014	—
Experian/TRW, Allen, TX	05/01/02	04/13/05	46,742,128	—	—	—	46,742,128	(29)	—	37,147,417	37,147,417	—
Gartner Building, Fort Myers, FL	09/20/99	04/13/05	12,396,859	—	—	—	12,396,859	(30)	—	9,181,850	9,181,850	—
Gartner Parking Deck, Fort Myers, FL	09/30/04	04/13/05	1,135,876	—	—	—	1,135,876	(31)	—	933,251	933,251	—
Ikon, Houston, TX	09/07/01	04/13/05	26,587,092	—	—	—	26,587,092	(32)	—	21,639,972	21,639,972	—
Ingram Micro, Millington, TN	09/26/01	04/13/05	27,654,696	—	—	—	27,654,696	(33)	—	21,923,060	21,923,060	—
ISS Atlanta, Atlanta, GA	07/01/02	04/13/05	61,374,003	—	—	—	61,374,003	(34)	—	42,424,206	42,424,206	—
ISS Atlanta III, Atlanta, GA	07/01/03	04/13/05	14,815,427	—	—	—	14,815,427	(35)	—	8,818,753	8,818,753	—
John Wiley Building, Fishers, IN	12/12/02	04/13/05	21,427,599	—	—	—	21,427,599	(36)	—	18,316,778	18,316,778	—
Kerr Mcgee, Houston, TX	07/29/02	04/13/05	21,760,086	—	—	—	21,760,086	(37)	—	14,081,555	14,081,555	—
Kraft Atlanta, Suwanee, GA	07/31/02	04/13/05	16,452,223	—	—	—	16,452,223	(38)	—	12,150,948	12,150,948	—
Lucent, Cary, NC	09/28/01	04/13/05	22,213,160	—	—	—	22,213,160	(39)	—	18,760,392	18,760,392	—
Metris Tulsa, Tulsa, OK	02/11/00	04/13/05	13,008,856	—	—	—	13,008,856	(40)	—	13,261,072	13,261,072	—
Nissan, Irving, TX	09/19/01	04/13/05	59,881,046	—	—	—	59,881,096	(41)	—	38,519,092	38,519,092	—
Pacificare San Antonio, San Antonio, TX	07/12/02	04/13/05	19,670,204	—	—	—	19,670,204	(42)	—	15,287,669	15,287,669	—
Transocean Houston, Houston, TX	03/15/02	04/13/05	22,855,716	—	—	—	22,855,716	(43)	—	22,928,458	22,928,458	—
Travelers Express Denver, Lakewood, CO	04/10/02	04/13/05	11,519,192	—	—	—	11,519,192	(44)	—	10,993,334	10,993,334	—
Tanglewood Commons (shopping center), Clemmons, NC	05/31/95	04/21/05	11,236,283	—	—	—	11,236,283	(45)	—	7,745,425	7,745,425	—
4400 Cox Road, Richmond, VA	07/01/92	06/21/05	6,308,796	—	—	—	6,308,796	(46)	—	6,349,364	6,349,364	—
CH2M Hill Building, Gainesville, FL	01/01/96	12/07/05	7,935,259	—	—	—	7,935,259	(47)	—	5,843,204	5,843,204	—
IRS Daycare, Holtsville, NY	09/16/02	03/22/06	3,605,461	—	—	—	3,605,461	(48)	—	2,569,948	2,569,948	—
Heritage Place (office), Tucker, GA	09/4/86	05/10/06	4,028,043	—	—	—	4,028,043	(49)	—	7,862,538	7,862,538	—
10407 Centurion Pkwy North, Jacksonville, FL	06/8/92	05/15/06	10,370,779	—	—	—	10,370,779	(50)		11,260,183	11,260,183	—
BellSouth Building, Jacksonville, FL	04/25/95	05/15/06	12,846,928	—	—	—	12,846,928	(51)		8,722,587	8,722,587	—
Northrop Grumman, Aurora, CO	05/29/02	07/6/06	44,896,765	—	—	—	44,896,765	(52)	—	16,754,413	16,754,413	—
Paces Pavilion, Atlanta, GA	12/27/85	11/6/06	4,065,700	—	—	—	4,065,700	(53)		5,673,586	5,673,586	—
FedEx Excess Land Parcel, Colorado Springs, CO	09/27/02	11/20/06	1,114,831	—	—	—	1,114,831	(54)	—	1,900,000	1,900,000	—
Frank Russell, Tacoma, WA	01/9/04	12/15/06	61,863,807	—	—	—	61,863,807	(55)	—	51,995,443	51,995,443	—
1315 West Century Drive, Louisville, CO	02/13/98	12/22/06	8,059,625	—	—	—	8,059,625	(56)	—	10,718,611	10,718,611	—

(1)	Includes taxable gain from this sale in the amount of $204,519, of which $204,519 is allocated to capital gain and $0 is allocated to ordinary gain.
(2)	Includes taxable gain from this sale in the amount of $1,831,250, of which $1,831,250 is allocated to capital gain and $0 is allocated to ordinary gain.
(3)	Includes taxable gain from this sale in the amount of $1,465,912, of which $1,465,912 is allocated to capital gain and $0 is allocated to ordinary gain.
(4)	Includes taxable gain from this sale in the amount of $337,421, of which $337,421 is allocated to capital gain and $0 is allocated to ordinary gain.
(5)	Includes taxable gain from this sale in the amount of $4,050,688, of which $4,050,688 is allocated to capital gain and $0 is allocated to ordinary gain.
(6)	Includes taxable gain from this sale in the amount of $7,684,705, of which $7,684,705 is allocated to capital gain and $0 is allocated to ordinary gain.
(7)	Includes taxable gain from this sale in the amount of $347,537, of which $347,537 is allocated to capital gain and $0 is allocated to ordinary gain.
(8)	Includes taxable gain from this sale in the amount of $665,199, of which $665,199 is allocated to capital gain and $0 is allocated to ordinary gain.
(9)	Includes taxable gain from this sale in the amount of $1,164,002, of which $1,164,002 is allocated to capital gain and $0 is allocated to ordinary gain.
(10)	Includes taxable gain from this sale in the amount of $2,114,572, of which $2,114,572 is allocated to capital gain and $0 is allocated to ordinary gain.
(11)	Includes taxable gain from this sale in the amount of $1,699,607, of which $1,699,607 is allocated to capital gain and $0 is allocated to ordinary gain.
(12)	Includes taxable gain from this sale in the amount of $2,753,041, of which $2,753,041 is allocated to capital gain and $0 is allocated to ordinary gain.
(13)	Includes taxable gain from this sale in the amount of $4,290,651 of which $4,290,65 is allocated to capital gain and $0 is allocated to ordinary gain.
(14)	Includes taxable gain from this sale in the amount of $6,798,154 of which $6,798,154 is allocated to capital gain and $0 is allocated to ordinary gain.
(15)	Includes a taxable loss from this sale $(2,634,299).
(16)	Includes taxable gain from this sale in the amount of $5,144,469 of which $5,144,469 is allocated to capital gain and $0 is allocated to ordinary gain.
(17)	Includes taxable gain from this sale in the amount of $5,242,003 of which $5,242,003 is allocated to capital gain and $0 is allocated to ordinary gain.
(18)	Includes taxable gain from this sale in the amount of $2,304,984 of which $2,304,984 is allocated to capital gain and $0 is allocated to ordinary gain.
(19)	Includes taxable gain from this sale in the amount of $5,092,422 of which $5,092,422 is allocated to capital gain and $0 is allocated to ordinary gain.
(20)	Includes taxable gain from this sale in the amount of $18,896,175 of which $18,896,175 is allocated to capital gain and $0 is allocated to ordinary gain.
(21)	Includes taxable gain from this sale in the amount of $1,557,153 of which $1,557,153 is allocated to capital gain and $0 is allocated to ordinary gain.
(22)	Includes taxable gain from this sale in the amount of $1,397,465 of which $1,397,465 is allocated to capital gain and $0 is allocated to ordinary gain.
(23)	Includes taxable gain from this sale in the amount of $1,497,835 of which $1,497,835 is allocated to capital gain and $0 is allocated to ordinary gain.
(24)	Includes taxable gain from this sale in the amount of $7,273,433 of which $7,273,433 is allocated to capital gain and $0 is allocated to ordinary gain.
(25)	Includes taxable gain from this sale in the amount of $6,892,438 of which $6,892,438 is allocated to capital gain and $0 is allocated to ordinary gain.
(26)	Includes taxable gain from this sale in the amount of $2,972,661 of which $2,972,661 is allocated to capital gain and $0 is allocated to ordinary gain.
(27)	Includes taxable gain from this sale in the amount of $8,345,282 of which $8,345,282 is allocated to capital gain and $0 is allocated to ordinary gain.
(28)	Includes taxable gain from this sale in the amount of $7,806,011 of which $7,806,011 is allocated to capital gain and $0 is allocated to ordinary gain.
(29)	Includes taxable gain from this sale in the amount of $11,999,840 of which $11,999,840 is allocated to capital gain and $0 is allocated to ordinary gain.
(30)	Includes taxable gain from this sale in the amount of $4,155,567 of which $4,155,567 is allocated to capital gain and $0 is allocated to ordinary gain.
(31)	Includes taxable gain from this sale in the amount of $187,625 of which $187,625 is allocated to capital gain and $0 is allocated to ordinary gain.
(32)	Includes taxable gain from this sale in the amount of $6,545,326 of which $6,545,326 is allocated to capital gain and $0 is allocated to ordinary gain.

(33)	Includes taxable gain from this sale in the amount of $7,664,259 of which $7,664,259 is allocated to capital gain and $0 is allocated to ordinary gain.
(34)	Includes taxable gain from this sale in the amount of $21,673,281 of which $21,673,281
(35)	Includes taxable gain from this sale in the amount of $4,961,842 of which $4,961,842 is allocated to capital gain and $0 is allocated to ordinary gain.
(36)	Includes taxable gain from this sale in the amount of $4,157,855 of which $4,157,855 is allocated to capital gain and $0 is allocated to ordinary gain.
(37)	Includes taxable gain from this sale in the amount of $6,946,994 of which $6,946,994 is allocated to capital gain and $0 is allocated to ordinary gain.
(38)	Includes taxable gain from this sale in the amount of $4,924,013 of which $4,924,013 is allocated to capital gain and $0 is allocated to ordinary gain.
(39)	Includes taxable gain from this sale in the amount of $4,481,579 of which $4,481,579 is allocated to capital gain and $0 is allocated to ordinary gain.
(40)	Includes taxable gain from this sale in the amount of $1,305,941 of which $1,305,941 is allocated to capital gain and $0 is allocated to ordinary gain.
(41)	Includes taxable gain from this sale in the amount of $19,209,804 of which $19,209,804 is allocated to capital gain and $0 is allocated to ordinary gain.
(42)	Includes taxable gain from this sale in the amount of $5,229,866 of which $5,229,866 is allocated to capital gain and $0 is allocated to ordinary gain.
(43)	Includes taxable gain from this sale in the amount of $1,626,903 of which $1,626,903 is allocated to capital gain and $0 is allocated to ordinary gain.
(44)	Includes taxable gain from this sale in the amount of $1,356,025 of which $1,356,025 is allocated to capital gain and $0 is allocated to ordinary gain.
(45)	Includes taxable gain from this sale in the amount of $4,821,336 of which $4,821,336 is allocated to capital gain and $0 is allocated to ordinary gain.
(46)	Includes taxable gain from this sale in the amount of $1,003,858 of which $1,003,858 is allocated to capital gain and $0 is allocated to ordinary gain.
(47)	Includes taxable gain from this sale in the amount of $3,478,342 of which $3,478,342 is allocated to capital gain and $0 is allocated to ordinary gain.
(48)	Includes taxable gain from this sale in the amount of $1,117,752, of which $900,460 is allocated to capital gain and $217,292 is allocated to unrecaptured Section 1250 gain. Unrecaptured 1250 Capital Gain as defined under Internal Revenue Code Section 1250 is a portion of total capital gain calculated from the sale of the property that is attributable to the depreciation taken on the property that is usually subject to a maximum 25% ordinary income tax rate.
(49)	Includes taxable loss from this sale in the amount of $1,899,816 of which $1,899,816 is allocated to ordinary loss.
(50)	Includes taxable gain from this sale in the amount of $1,169,557 of which $1,169,557 is allocated to capital gain.
(51)	Includes taxable gain from this sale in the amount of $5,569,044 of which $5,569,044 is allocated to capital gain.
(52)	Includes taxable gain from this sale in the amount of $11,321,758, of which $8,799,448 is allocated to capital gain and $2,522,310 is allocated to unrecaptured Section 1250 gain.
(53)	Includes taxable gain from this sale in the amount of $795,430 of which $795,430 is allocated to capital gain.
(54)	Resulted in a taxable long-term capital loss on sale of $785,169.
(55)	Includes taxable gain from this sale in the amount of $11,223,449, of which $7,521,308 is allocated to capital gain and $3,702,141 is allocated to unrecaptured Section 1250 gain.
(56)	Includes taxable loss from this sale in the amount of $1,211,841 of which $1,211,841 is allocated to ordinary loss.

SUPPLEMENTAL INFORMATION – The prospectus of Institutional REIT, Inc. consists of this sticker, the prospectus dated January 10, 2007, supplement no. 1 dated March 30, 2007 and supplement no. 2 dated April 26, 2007.

Supplement no. 1 includes:

•	assertion of legal action against related-parties;

•	risks related to an investment in us; and

•	our audited financial statements as of December 31, 2006 and for the period from July 21, 2006 (inception) to December 31, 2006.

Supplement no. 2 includes:

•	the status of our public offering;

•	our relationship to Wells Real Estate Investment Trust, Inc. (Wells REIT) and the impact on us of Wells REIT’s recently closed internalization transaction;

•	an updated risk factor related to our corporate structure;

•	an $800,000 loan from our advisor;

•	updated information with respect to legal action against related parties; and

•	our updated prior performance summary and unaudited prior performance tables as of and for the year ended December 31, 2006.